Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES ANNOUNCES CLOSURE OF UPPER SANDUSKY, OHIO FACILITY

MOUNT AIRY, N.C., August 21, 2026 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”) announced today that it will close its facility in Upper Sandusky, Ohio, and move manufacturing requirements to the Company’s remaining welded wire reinforcement production facilities, which have ample open capacity to accommodate additional volumes.

The consolidation of the Company’s welded wire manufacturing operations is expected to result in the elimination of up to 65 positions at the Upper Sandusky facility. It is anticipated that operations at the Upper Sandusky facility will cease by the end of October 2026. Insteel expects to incur restructuring charges of approximately $4.6 million related to the closure.

“The consolidation of our welded wire facilities is an important step in positioning Insteel for long-term success by aligning our manufacturing footprint to customer demand, improving operational efficiency, and strengthening our cost competitiveness. We do not expect this action to affect the Company’s revenue,” said H.O. Woltz III, Insteel’s President and CEO. “We understand the impact this decision has on our employees, and we are committed to providing support and assistance throughout the transition.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates 11 manufacturing facilities located in the United States.

Forward-Looking Statements and Risk Factors

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not descriptions of historical facts are forward-looking statements that are based on our current expectations and may include commentary on our plans, financial position, liquidity, and other business developments. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and we do not undertake and specifically decline any obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect our operations and future results, refer to our reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended September 27, 2025.

1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM